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Prospectus Supplement dated December 7, 2001                  Rule 424(b)(3)
To Prospectus dated November 16, 2001                         File No. 333-73612

                                 $5,442,079,000

                          Verizon Global Funding Corp.
                     Zero Coupon Convertible Notes due 2021
            Supported as to Payment of Principal and Interest by and
                      Convertible into the Common Stock of
                           Verizon Communications Inc.

         This Prospectus Supplement dated December 7, 2001 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

         The section entitled, "Selling Securityholders," beginning on page 30 of the prospectus is supplemented and amended to include the following selling securityholders who have provided us with notice and the requisite information as of December 6, 2001. To the extent that a selling securityholder listed below is already named in the Prospectus, the information set forth below replaces the information in the Prospectus.



                                 Aggregate Principal                          Shares of Verizon        Percentage of Verizon
                                Amount at Maturity of    Percentage of      Communications Common      Communications Common
                                Notes that May Be        Notes           Stock that May Be Sold (1)    Stock Outstanding (2)
                                        Sold ($)         Outstanding
Allstate  Insurance
   Company                             12,300,000              *                     97,561                      *
Alta Partners Holdings,
   LDC                                 25,000,000              *                     98,295                      *
Credit Lyonnais Securities
   (USA) Inc.                           5,000,000              *                     39,659                      *
Credit Suisse First Boston            100,800,000             1.9                   799,525                      *
CSFB CQS Master Fund
   LTD                                  5,000,000              *                     39,659                      *
Goldman Sachs and
   Company                            170,420,000             3.1                 1,351,737                      *
Granville Capital
   Corporation                         30,500,000              *                   2 41,919                      *
Highbridge International
   LLC                                370,500,000             6.8                 2,938,731                      *
NMS Services (Cayman)
   Inc                                 50,000,000              *                    396,590                      *

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*        Less than one percent (1%).
(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act of 1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of September 30, 2001. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.